Exhibit 1.04

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Corporation 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Adds Two Latin American Companies to Franchise Partner Program As It Expands In
Rapidly Growing Emerging Markets

Franchise Partners in Chile and Brazil Expand the Program to Seven Partners

HONG KONG, ATLANTA—July 31, 2008 – CDC Software, a wholly-owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that it has added two new partners from Chile and Brazil to its growing and diversified Franchise Partner Program, that now totals seven companies.

The CDC Software Franchise Partner Program funds CDC Software’s investments, through majority control or minority stakes, in strategic partners located in high growth geographies that include Latin America, India, China, the Middle East and Eastern Europe. CDC Software’s investment in these companies helps facilitate the expansion of its global distribution footprint, and helps franchise partners grow their businesses.

The two new franchise partners are Ross Enterprise SA in Chile and CDC Software de Brazil, which represent the latest in the company’s expansion into the Latin American market. CDC Software’s other franchise partners have operations in China, India, Argentina, Ecuador, Venezuela, Colombia, Mexico, Europe and Australia.

In recent months, CDC Software announced a new franchise partner in China, Integrated Solutions Limited (ISL), a leading developer of enterprise solutions for discrete manufacturers in China. CDC Software’s Franchise Partners also have closed on new sales for Ross Enterprise and Pivotal CRM in the second quarter of 2008 that include: Bharti AXA Investment Managers Private Ltd., an India-based asset management company; CorpBanca, one of the leading banks in Chile; Alimentos de la Granja, a Mexico-based producer of egg products; Natividad Abogados, S.C. Asesores de Empresas, one of Mexico’s most prestigious law firms; and several new Platinum HRM deals through the ISL partnership.

“Based on my experience, the Franchise Partner Program has been a very effective channel program,” said Oscar Martinez, CEO of Desarrollo de Recursos Estratégicos S.A de C.V (DRE), the Franchise Partner in Mexico. “It’s a win-win relationship where DRE helps CDC Software expand in a new market while the company provides us the resources we need to grow and prosper.”

“The Franchise Partner Program has benefited ISL in multiple ways such as having access to CDC Software’s portfolio of innovative and award-winning products, such as Platinum HRM and Ross Enterprise, which complement our product line, as well as the opportunity to leverage their global distribution network to resell our own products,” said Hilton Law, CEO of Integrated Solutions Limited.

“The Franchise Partner Program has become a key sales channel for our solutions globally and it is highly differentiated relative to the overall software industry,” said Bruce Cameron, executive vice president of Worldwide Sales and Marketing for CDC Software. “It is a low-cost investment that bolsters our international distribution strategy, especially in emerging markets. We are looking at other opportunities to expand the Franchise Partner Program including Eastern Europe, as well as Russia and other high growth emerging markets.”

About the CDC Software Franchise Partner Program
The CDC Software Franchise Partner Program, established in April, 2006 funds CDC Software’s investments, through majority control or minority stakes, in strategic partners located in high growth geographies that include Latin America, India, China, the Middle East and Eastern Europe. CDC Software’s investments in these companies facilitate expansion of their global distribution footprint, as well as help partners grow their business. Franchise Partner investments are targeted toward companies in high-growth geographies and so far the program has invested in seven partners located in Latin America, India, China and Europe.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), e-M-POWER (discrete manufacturing), CDC Supply Chain (supply chain management ,warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the ability of our franchise partners to help facilitate the expansion of our distribution network in emerging and high-growth markets, our ability to enter agreements with new franchise partners in Russia, Eastern Europe and other markets in the future, our ability to finalize our agreement with Tenly Software, our ability to consummate the investment in and with franchise partners and the effects thereof, expected growth, the ability to realize continued successes with marketing and selling CDC Software products in high growth markets like China, India, Latin America and Eastern Europe and other targeted geographies for the franchise partner program, the ability to attain future expansion and enter into new markets globally, the ability of our franchise partners to market and sell CDC Software solutions to their markets, the ability of franchise partners to expand our footprint in these high growth markets, our ability to leverage vertical industry specialization to gain competitive advantages, our ability to find, and take advantage of, significant opportunities in these franchise partner program markets, the existence and success of synergies between the franchise partners and CDC Software, our ability to successfully complete the investment franchise partner, our beliefs regarding the success of our acquisitions and Franchise Partner Program, our continued improvement in customer satisfaction levels, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to complete definitive agreements regarding the investment and joint venture between CDC Software; (b) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (c) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (d) the effects of restructurings and rationalization of operations; (e) the ability to address technological changes and developments including the development and enhancement of products; (f) the entry of new competitors and their technological advances; (g) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements;) (h) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (i) and demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions; (j) the ability to market and sell CDC Software products globally. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2007 on Form 20-F filed on July 2, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.